Crowe MacKay LLP 1100 - 1177 West Hastings Street Vancouver, BC V6E 4T5 Main +1 (604) 687 4511 Fax +1 (604) 687 5805 www.crowemackay.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Greenpower Motor Company Inc. (the "Company") of our report dated June 28, 2021 relating to the consolidated financial statements of the Company that are included in the Company's annual report on Form 20-F for the year ended March 31, 2021. We also consent to the reference to our firm under the caption "Experts and Counsel" in such Registration Statement.

/s/ Crowe Mackay LLP

Charted Professional Accountants

November 30, 2021

Vancouver, Canada